Exhibit T3A-6

ALTERATION TO ARTICLES OF ASSOCIATION

BOART LONGYEAR CHILE LTD.

In Santiago de Chile, on November 9, 2015, there appeared before me, EDUARDO AVELLO CONCHA, Attorney, Notary Public and owner of the Twenty-Seventh Notarial Office of Santiago, operating at number zero one five three Calle Orrego, Providencia district, Santiago: VOTRAINT NO. 1609 PTY LTD., corporation incorporated and in good standing pursuant to the laws of Victoria, Australia, Unique Tax Number 59.127.060-5, hereinafter "Votraint"; LONGYEAR CANADA ULC, corporation incorporated and in good standing pursuant to the laws of Alberta, Canada, Unique Tax Number 59.127.070-2, hereinafter "Longyear Canada"; and BOART LONGYEAR COMPANY, corporation incorporated and in good standing pursuant to the laws of Utah, United States, Unique Tax Number 59.186.580-3, hereinafter "Boart Longyear"; all duly represented, as shown, by Mr. Carlos Pérez-Cotapos Subercaseaux, Chilean, married, attorney, national identity card number 7.017.288-7, all domiciled for these purposes at Avenida Andrés Bello 2711, 24th floor, Las Condes; the person appearing being of legal age, and stating:

FIRST. Background.

One. Incorporation. Votraint No. 1609 Pty. Ltd., Longyear Canada ULC and Boart Longyear Company are presently the sole and exclusive partners of the BOART LONGYEAR CHILE LTD. Corporation, Unique Tax Number 76.753.520-1, hereinafter the "Corporation", incorporated under the company name Rentas de Exploración III Limitada by means of a public deed of January 23, 2007 issued by the Santiago Notarial Office of Ms. María Gloria Acharán Toledo (hereinafter the "Social Contract"). An authorized extract of the Company's articles of association was entered on page 3610 number 2786 of the Santiago Commercial Property Register for the year 2007 and then published in the Official Gazette of January 26, 2007.

Two. Amendments. The Social Contract has been the object of the following amendments: a) by means of a public deed of July 3, 2007 issued by the Santiago Notarial Office of Ms. Maria Gloria Acharán Toledo, the Social Contract was amended to increase the capital to the equivalent of 20,003,562 United States dollars. An authorized extract of said deed was entered on page 30,092 number 21,731 of the Santiago Commercial Property Register for the year 2007 and then published in the Official Gazette of August 2, 2007; subsequently, by means of a public deed of July 1, 2008 issued in the Santiago Notarial Office of Ms. Antonieta Mendoza Escalas, the persons appearing agreed to amend the Social Contract granting the use of the company name, its administration and representation to a directorate comprised of 5 members. An authorized extract of said deed was entered on page 32,755 number 22,432 of the Santiago Commercial Property Register for the year 2008 and then published in the Official Gazette of July 31, 2008; c) Subsequently, by means of a public deed of July 1, 2008 issued in the Santiago Notarial Office of Mr. Jaime Morandé Orrego, agreement was reached to amend the Social Contract to replace the company name with Boart Longyear Chile Limitada, expand its scope and transfer the domicile to the city of Coquimbo, notwithstanding that its activities may extend to the entire country and abroad and that its offices or branches may open outside said city. An authorized extract of said deed was entered on page 58,223 number 40,480 of the Santiago Commercial Property Register for the year 2010 and also on page 644 number 468 of the Coquimbo Commercial Property Register for the year 2010 and then published in the Official Gazette of November 6, 2010; d) By means of a public deed of December 31, 2010 issued in the Santiago Notarial Office of Mr. Jaime Morandé Orrego, the Corporation was modified to merge by means of incorporating the companies Rentas de Exploración I Limitada and Rentas de Exploración II Limitada into the Corporation, thus replacing the entirety of the Social Contract. An authorized extract of said deed was entered on page 27 number 23 of the Coquimbo Commercial Property Register for the year 2011 and published in the Official Gazette of January 20, 2011; e) Subsequently, by means of a public deed of October 13, 2014 issued in the Santiago Notarial Office of Mr. Eduardo Avello Concha, the Social Contract was modified to increase the Corporation's capital to $4,168,885,964 pesos as legal tender. An authorized extract of said deed was entered on page 1110 number 631 of the Coquimbo Commercial Property Register for the year 2014 and published in the Official Gazette of November 26, 2014; f) By means of a public deed of December 24, 2014 issued in the Santiago Notarial Office of Mr. Eduardo Avello Concha, the Social Contract was modified to increase the Corporation's capital to the amount of $8,671,563,964 pesos as legal tender, admitting as partner Boart Longyear Company, previously individualized, thus amending the seventh clause of the Social Contract. An authorized extract of said amendment was entered on page 51 number 23 of the Coquimbo Commercial Property Register for the year 2011 and published in the Official Gazette of January 20, 2011; e) Subsequently, by means of a public deed of October 13, 2014 issued in the Santiago Notarial Office of Mr. Eduardo Avello Concha, the Social Contract was modified to increase the Corporation's capital to $4,168,885,964 pesos as legal tender. An authorized extract of said amendment was entered on page 904 number 498 of the Coquimbo Commercial Property Register for the year 2015 and published in the Official Gazette of October 19, 2015.

SECOND. Charter Capital. The partners, duly represented as appears in this instrument, record that according to the fourth clause of the Social Contract, the Corporation's capital increases to $10,753,717,450 pesos as legal tender, which the partners have contributed and paid in the following manner:

(a)	Votraint No. 1609 Pty. Ltd. has contributed the amount of $4,654,124,400 pesos representing 43.28% of the corporate shares, an amount that has been fully paid and entered into the corporate accounts,

(b)	Longyear Canada ULC has contributed the amount of $516,061,220 pesos representing 4.80% of the corporate shares, an amount that has been fully paid and entered into the corporate accounts, and

(c)	Boart Longyear Company has contributed the amount of $5,583,531,830 pesos representing 51.92% of the corporate shares, an amount that has been fully paid and entered into the corporate accounts,

THIRD. Increase of Capital. In accordance with current legislation and international exchange standards that may affect it, and by means of the present instrument, Votraint, Longyear Canada and Boart Longyear, sole and exclusive partners of the Corporation, all duly represented as shown by their appearance in this instrument, agree to increase the Corporation's capital from the amount of $10,753,717,450 pesos to the amount of $38,990,517,521 pesos, in other words by the amount of $28,236,800,071 pesos. Said capital is paid in the following manner:

(a)	Votraint No. 1609 Pty. Ltd. contributed the amount of $12,220,887,040 pesos as legal tender through payment of $17,312,000 United States dollars made on September 25, 2015 at the dollar exchange rate listed on that date;

(b)	Longyear Canada ULC contributed the amount of $ 1,355,366,471 pesos as legal tender through payment of $1,920,000 United States dollars made on September 25, 2015 at the dollar exchange rate listed on that date; and

(c)	Boart Longyear Company contributed the amount of $ 14,660,546,560 pesos as legal tender through payment of $20,768,000 United States dollars made on September 25, 2015 at the dollar exchange rate listed on that date.

The Corporation's charter capital thus increases to the amount of $38,990,517,521 pesos in which the partners shall participate according to the percentages shown below for each:

(a)	Votraint No. 1609 Pty. Ltd. with a participation equal to 43.28% of corporate shares;

(b)	Longyear Canada ULC with a participation equal to 4.80% of corporate shares; and

(c)	Boart Longyear Company with a participation equal to 51.92% of corporate shares.

FOURTH. Amendment to the bylaws. Based on the statements in the preceding third clause, and with the aim of reflecting the new social capital and the corresponding proportional social capital of each of the partners, the partners agree to replace the entirety of the fourth clause of the bylaws with the following:

"FOURTH: The Corporation's capital is the total amount of $38,990,517,521 pesos as legal tender, which the partners have contributed and paid in the following manner: (i) Votraint No. 1609 Pty. Ltd. has contributed the amount of $16,875,011,440 pesos as legal tender representing 43.28% of the corporate shares, an amount that has been fully paid and entered into the corporate accounts in cash; (ii) Longyear Canada ULC has contributed the amount of $1,871,427,691 pesos as legal tender representing 4.80% of the corporate shares, an amount that has been fully paid and entered into the corporate accounts in cash; and (iii) Boart Longyear Company has contributed the amount of $20,244,078,390 pesos as legal tender representing 51.92% of the corporate shares, an amount that has been fully paid and entered into the corporate accounts in cash."

FIFTH. Term of the social contract. With respect to all content not expressly amended in this document, the Social Contract and its subsequent amendments, particularly with respect to the limitation of the responsibility of the partners to the amount of their respective contributions, remains fully in force.

SIXTH. Bearer authority. The bearer of an authorized copy of this document and/or its extract is authorized to request all entries, sub-entries and marginal notes in the corresponding Commercial Property Register and to publish notices and carry out other relevant procedures in order to achieve full legalization of the present amendment to the Corporation’s bylaws.

SEVENTH. Special Authority. Both Mr. Carlos Pérez-Cotapos Subercaseaux, identity card number 7.017.288-7 and Ms. Florencia Hirmas Stark, identity card number 17.403.532-6, are specifically authorized to act in the name and representation of the Corporation before the Internal Taxation Service to implement the procedures required to communicate to said Service the present amendment to the Corporation's bylaws, with the authority to sign and present all types of forms, notifications, requests and statements to this effect, to delegate this authority and to comply generally with all the formalities required to comply with relevant tax legislation.

LEGAL CAPACITIES.

The capacity of Mr. Carlos Pérez-Cotapos Subercaseaux to represent Votraint No. 1609 Pty. Ltd. consists of the special authority granted in the city of Salt Lake City, Utah, United States on December 13, 2012 which has been duly legalized and filed with this same Notary, dated February 28, 2013 under reference no. 4513-2013.

The capacity of Mr. Carlos Pérez-Cotapos Subercaseaux to represent Longyear Canada ULC consists of the special authority granted in the city of Salt Lake City, Utah, United

States on December 14, 2012 which has been duly legalized and filed with this same Notarial Office, dated March 1, 2013 under reference no. 4622-2013.

The capacity of Mr. Carlos Pérez-Cotapos Subercaseaux to represent Boart Longyear Company consists of the special authority granted in the city of Salt Lake City, Utah, United States on December 14, 2012 which has been duly legalized and filed with this same Notarial Office, dated December 31, 2012 under reference no. 29.955—2012.

Carlos Pérez-Cotapos Subercaseaux

on behalf of Votraint No. 1609 Pty. Ltd.

Carlos Pérez-Cotapos Subercaseaux

on behalf of Longyear Canada ULC

Carlos Pérez-Cotapos Subercaseaux

on behalf of Boart Longyear Company